Exhibit 10.13

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of May __, 2018, by and between Fly Blade, Inc. (“Buyer”), Sound Aircraft Flight Enterprises, Inc. (“Seller”) and Cindy Herbst (“Founder”). Capitalized terms not otherwise defined herein have the meaning set forth in Article 1.

BACKGROUND

A.            Buyer desires to purchase and Seller desires to sell the Assets.

B.            Concurrent with the execution of this Agreement, Seller shall have entered into a Consulting Agreement with Buyer containing the terms and conditions of Seller’s engagement as a consultant (the “Consulting Agreement”).

NOW, THEREFORE, for and in consideration of the foregoing and their mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

1.2          “Assets” means the complete list of all Seller’s Exclusive Charter customers, which shall include each customer’s full name, email address, physical address, billing and delivery information, historical sales, flight history and any other information requested by Buyer.

1.3          “Competitive Business” means any Person that is in the business of by the seat aircraft sales or charter sales (including, but not Limited to, helicopter, seaplane, turbo prop, jet or other aircraft charters), but excluding (A) Seller’s twin engine charter operation under its Part 135 Certificate, (B) any other aircraft under Seller’s Part 135 Certificate, (C) the overflow charters Seller books with Action Airlines and (D) Seller’s flight school business (in each case, as it exists or operates on the Closing Date).

1.4          “Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

1.5          “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

1.6          “Exclusive Charter” means, without limitation, all sales by Seller, any Seller employee or any affiliate, or any sales originating at the Seller kiosk at the East Hampton Airport, of by the seat aircraft seat sales and charter sales (including helicopter, airplane, seaplane, turbo prop, jet or other aircraft charters), but excludes (i) Seller’s twin engine charter operation under its Part 135 Certificate, (ii) any other aircraft under Seller’s Part 135 Certificate, (iii) the overflow charters Seller books with Action Airlines and (iv) Seller’s flight school business.

1.7          “Person” means any individual, entity or governmental body.

1.8          “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any governmental entity or any arbitrator or arbitration panel.

1.9          “Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which Buyer or any of its subsidiaries or Affiliates is currently engaged, or currently plans to engage in a Competitive Business, or otherwise distributes, licenses or sells its products in connection with the Competitive Business as of the Closing Date.

1.10        “Specified Employee” means any individual who is an employee of the Buyer on the date of this Agreement, or is or becomes an employee of Buyer or any subsidiary of Buyer during the Restricted Period.

ARTICLE 2
SALE OF ASSETS

2.1          Sale of Assets. Seller hereby irrevocably sells, assigns, conveys, grants and transfers to Buyer, all of Seller’s right, title and interest in and to the Assets, free and clear of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement.

2.2          No Assumption of Liability. Buyer shall not be required to and shall not assume or perform or discharge any liabilities of the Seller, whether related or unrelated to the Assets, and Seller shall solely be responsible for any such liabilities.

ARTICLE 3
PURCHASE PRICE; CLOSING; DELIVERY

3.1          Purchase Price. As consideration for the sale, assignment, transfer, conveyance and delivery on the date hereof of the Assets to Buyer, on the terms and subject to the conditions set forth in this Agreement Buyer shall pay to Seller $175,000.00 (the “Purchase Price”), all of which shall be paid on the Closing Date to Seller.

3.2          Closing; Delivery. The closing of the sale of the Assets to .Buyer and the other transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement. On the date of the Closing (the “Closing Date”), Seller will transfer and deliver the Assets to Buyer, by electronic means (to the maximum extent commercially practicable) and in the form and to the locations reasonably specified by Buyer. Transfer and delivery of the Assets will include delivery or production of appropriate documentation thereof as reasonably requested by Buyer.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each of the Seller and Founder represents and warrants, to and for the benefit of the .Buyer, as follows:

4.1          Due Organization; Authorization; Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of [______]. Seller bas the right, power and authority to enter into and to perform its obligations under this Agreement and the performance of such obligations has been duly and validly authorized and approved by all necessary action required of Seller. This Agreement and each agreement or document to be executed in connection herewith has been or will be duly and validly executed and delivered by Seller and constitutes, or when executed will constitute, its legal, valid, and binding obligation, enforceable in accordance with its terms. Founder has the absolute and unrestricted right, power and authority to enter into and to perform its respective obligations under this Agreement and the performance of such obligations has been duly and validly authorized and approved by all necessary action required of Founder. This Agreement constitutes the legal, valid and binding obligation of Founder, enforceable against Founder in accordance with its terms.

4.2          Assets. The Seller owns, and has good, valid and marketable title to, all of the Assets free and clear of any Encumbrances. None of the Assets infringes or conflicts with any tangible or intangible asset (including, without limitation, any intellectual property right) owned or used by any other Person. To the best of the knowledge of the Seller, no Person is infringing, misappropriating or making any unlawful use of, and no Asset owned or used by any other Person infringes or conflicts with, any Asset. The Assets are solely and exclusively owned by Seller. The Assets are true, correct and complete and to the Seller’s knowledge, contain valid customer contact information or other relevant information.

4.3          Conflict. None of the execution, delivery and performance by Seller or Founder of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Seller or Founder with any of the provisions hereof or thereof will (i) conflict with or violate the operating agreement or other organizational documents of Seller (ii) result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under or require any consent of or notice to any Person pursuant to, any Contract to which Seller is a party or which is binding on Seller, or result in the creation of Encumbrances upon the Assets, or (ii i) conflict with, or violate, any applicable federal or state statute, rule or regulation.

4.4          Absence of Liabilities. The Seller has no liabilities or other obligations related to the Assets.

4.5          No Other Agreements. Neither Seller, Founder nor any other of their respective representatives or Affiliates has entered into any other Contract (i) with respect to the sale or other disposition of the Assets, (ii) that would impede the ability of Seller or Founder to perform any of their respective obligations hereunder or (iii) that would impede Buyer’s ability to own and use the Assets.

4.6          Tax Matters. The Seller has paid all applicable taxes where failure to pay such taxes would result in any Encumbrance on the Assets or would have an adverse effect on the value of the Assets. No claim or other proceeding is pending or has been threatened against the Seller in respect of any Asset or any such tax.

4.7          Litigation. There is no pending Proceeding against or involving the Seller, and, to the knowledge of Seller, no Person has threatened to commence any Proceeding against or involving Seller.

4.8          Compliance with Legal Requirements. Seller is (and at all times has been) in compliance with each legal requirement that is applicable to it or to the conduct of its business or the ownership or use of the Assets.

ARTICLE 5
NON-COMPETITION AND NON-SOLICITATION

5.1          Non-Competition and Non-Solicitation.

(a)            From and after the date of this Agreement and until the second (2nd) anniversary following the Closing Date (the “Restricted Period”), Seller and Founder (including their successors and its, his and her Affiliates) will not, directly or indirectly, whether on such Person’s own behalf or on behalf of some other Person, whether as an officer, director, employee, equity holder, partner, consultant, advisor, creditor or otherwise: (i) (A) operate or otherwise provide, (B) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise, for any business that operates or otherwise provides, (C) own, purchase, organize or take preparatory steps for the organization of, or (D) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations operate or otherwise provide, a service that is a Competitive Business in the Restricted Territory; (ii) encourage, induce, attempt to induce, solicit or attempt to solicit any (A) customer of Buyer or any subsidiary of Buyer, to cease its customer relationship with Buyer or any subsidiary of Buyer, or (B) Specified Employee to leave his or her employment with Buyer or any subsidiary of Buyer (it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards a Specified Employee, shall not be deemed to be a breach of this Section 5.1(a)).

(b)            Notwithstanding the foregoing, Section 5.1(a) shall not restrict Seller, Founder or their Affiliates from passively owning (directly or indirectly through a mutual fund or similar common investment vehicle) less than one percent (1.0%) of any securities of any Person that has any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, treating for such purposes any securities owned by an Affiliate of Seller or Founder as owned by Seller or Founder, as applicable.

(c)            The covenants contained in Section 5.1 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 5.1. The parties agree that in the event of a breach or threatened breach by Seller or Founder, as applicable of any of the covenants set forth in Section 5.1, monetary damages alone would be inadequate to fully protect Buyer from, and compensate Buyer for, the harm caused by such breach or threatened breach. Accordingly, each of Seller and Founder agree that if it breaches or threatens breach of any provision of this Section 5.1, Buyer shall be entitled to, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Section 5.1, and Buyer shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

(d)            Each of Seller and Founder acknowledges that (i) the goodwill associated with the existing business, customers, and the Assets prior to the Closing Date are an integral component of the value of the Assets to Buyer and is reflected in the value of the Purchase Price, and (ii) Seller’s and Founder’s agreement as set forth in Section 5.1 is necessary to preserve the value of the Assets for Buyer following the Closing Date. Seller and Founder also acknowledge that the limitations of time, geography and scope of activity agreed to in Section 5.1 are reasonable because, among other things, (A) Buyer and Seller are engaged in a highly competitive industry and (B) Seller and Founder are each receiving significant consideration in connection with the consummation of the transactions.

ARTICLE 6
INDEMNIFICATION

6.1          Survival. The representations and warranties of the Seller contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement.

6.2          Indemnification. Seller and the Founder hereby agree to defend, indemnify and hold Buyer, and each of Buyer’s stockholders, officers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the “Indemnified Parties”), harmless against all claims, losses, liabilities, taxes, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense, incurred or sustained by such Indemnified Parties, directly or indirectly, as a result of any breach of a representation, warranty or covenant of Seller or Founder contained in this Agreement or the Consulting Agreement.

ARTICLE 7
MISCELLANEOUS PROVISIONS

7.1          Further Assurances. Each of the Seller and Founder agrees that it will, at the request of Buyer, take such actions and execute and deliver to the Buyer such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for the Buyer, may be necessary to assure, complete and evidence the full and effective transfer of the Assets to the Buyer pursuant to this Agreement and the full and effective implementation and consummation of this Agreement.

7.2          Publicity. Seller and Founder agree that, on and at all times after the date of this Agreement: (a) no press release, public announcement or other publicity concerning any of the transactions contemplated hereby shall be issued or otherwise disseminated by it or on its behalf without Buyer’s prior written consent and (b) each shall continue to keep the terms of this Agreement and the existence of the transactions contemplated hereby strictly confidential and shall not disclose the terms of this Agreement and the existence of the transactions contemplated hereby to any Person without the prior written consent of Buyer, except as such terms may be required to be disclosed to Seller’s and Founder’s professional advisors (i.e. attorneys, accountants, financial advisors) (who shall be under similar confidentiality obligations).

7.3          Miscellaneous. If any portion of this Agreement is held to be unenforceable, the remainder of this Agreement will remain valid. This Agreement may not be assigned by SAFE or Founder without Blade’s prior written consent, and any unauthorized assignment shall be void. Subject to the preceding sentence, this Agreement will inure to the benefit of the Parties’ successors and assigns. All notices must be sent registered or certified mail, return receipt requested, or served personally. This Agreement shall be governed by the laws of the State of New York without regard to any otherwise applicable rules of conflicts of laws. Each of SAFE and Founder hereby consents to the jurisdiction of the federal and district courts of the Borough of Manhattan, New York, New York with regard to any dispute concerning this Agreement, shall not object to service of process in regard to any such dispute at the above address and shall not object to venue in any such court in the Borough of Manhattan. The terms and conditions of this Agreement constitute the entire Agreement between the Parties and supersede all previous agreements, whether oral or written, between the Parties with respect to the subject matter hereof. No amendment or waiver of this Agreement will be binding unless it has been assented to in writing by both Parties. Each party shall bear and pay all fees, costs and expenses that it incurs with respect to this Agreement and the consummation of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be signed effective as of the date first above written by their duly authorized agents.

SELLER:	BUYER:

SOUND AIRCRAFT FLIGHT ENTERPRISES, INC.,	FLY BLADE, INC.
a [____] corporation	a Delaware corporation

By:
By:	/s/ Cynthia L. Herbst		Name:
	Name: Cynthia L. Herbst		Its:
	Its: President		Address:
Address: PO Box 438
Wainscott, NY 11975

Email:

FOUNDER:

CINDY HERBST

By:	/s/ Cindy Herbst
Address:
Email: